UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 3, 2010
OMEROS CORPORATION
(Exact name of registrant as specified in its charter)

Washington	001-34475	91-1663741

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1420 Fifth Avenue, Suite 2600
Seattle, Washington 98101
(Address of principal executive offices, including zip code)
(206) 676-5000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On March 3, 2010, Omeros Corporation (“Omeros”) and Asubio Pharma Co., LTD. (“Asubio”) entered into a License Agreement (the “Agreement”) pursuant to which Omeros received an exclusive license to phosphodiesterase-7 (“PDE7”) inhibitors claimed in certain patents and pending patent applications owned by Asubio for use in the treatment of movement disorders and other specified indications. Omeros intends to use these inhibitors in its PDE7 program, which is based on Omeros’ demonstration of a previously unknown link between PDE7 and any movement disorders, such as Parkinson’s disease and Restless Legs Syndrome.
     Under the Agreement, Omeros has agreed to make development and sales milestone payments to Asubio of up to $23.5 million upon the achievement of certain events, such as successful completion of preclinical toxicology studies; dosing of human subjects in Phase 1, 2 and 3 clinical trials; receipt of marketing approval of a PDE7 inhibitor product; and reaching specified sales milestones. In addition, Asubio is entitled to receive from Omeros a low single-digit percentage royalty of any net sales of a PDE7 inhibitor licensed under the Agreement by Omeros and/or its sublicensee(s), provided that if the sales are made by an Omeros sublicensee, then the amount payable by Omeros to Asubio is capped at an amount equal to a low double-digit percentage of all royalty and specified milestone payments received by Omeros from the sublicensee.
     The term of the Agreement continues so long as there is a valid, subsisting and enforceable claim in any patents covered by the Agreement. The Agreement may be terminated sooner by Omeros, with or without cause, upon 90 days advance written notice or by either party following a material breach of the Agreement by the other party that has not been cured within 90 days or immediately if the other party is insolvent or bankrupt. Asubio also has the right to terminate the Agreement if Omeros and its sublicensee(s) cease to conduct all research, development and/or commercialization activities for a PDE7 inhibitor covered by the Agreement for a period of six consecutive months, in which case all rights held by Omeros under Asubio’s patents will revert to Asubio.
     In connection with the pending business reorganization of Asubio, Omeros has been informed by the parent company of Asubio, Daiichi-Sankyo, Company, Limited, that it intends to succeed to all of Asubio’s rights and obligations under the License Agreement on April 1, 2010.
     The foregoing description of the Agreement is only a summary of its material terms and does not purport to be complete.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
Number	Description
99.1	Press release dated March 9, 2010 announcing License Agreement between Omeros Corporation and Asubio Pharma Co., Ltd.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEROS CORPORATION
By:	/s/ Gregory A. Demopulos
Gregory A. Demopulos, M.D.
President, Chief Executive Officer, Chief Medical Officer and Chairman of the Board of Directors

Date: March 9, 2010

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press release dated March 9, 2010 announcing License Agreement between Omeros Corporation and Asubio Pharma Co., Ltd.